Exhibit 1.1

BOARDWALK PIPELINE PARTNERS, LP

15,000,000 Common Units

Representing Limited Partner Interests

UNDERWRITING AGREEMENT

November 8, 2005

CITIGROUP GLOBAL MARKETS INC. LEHMAN BROTHERS INC. as Representatives of the several Underwriters listed in Schedule 1 hereto

c/o Citigroup Global Markets Inc.

388 Greenwich Street

New York, New York 10013

and

c/o Lehman Brothers Inc.

745 Seventh Avenue

New York, New York 10019

Ladies and Gentlemen:

Boardwalk Pipeline Partners, LP, a Delaware limited partnership (the “Partnership”), proposes to issue and sell to the several Underwriters listed in Schedule 1 hereto (the “Underwriters”) 15,000,000 common units (the “Firm Units”) representing limited partner interests in the Partnership (the “Common Units”). Citigroup Global Markets Inc. and Lehman Brothers Inc. shall act as the representatives (the “Representatives”) of the Underwriters.

In addition, the Partnership proposes to grant to the Underwriters an option to purchase up to an additional 2,250,000 Common Units on the terms and for the purposes set forth in Section 2 hereof (the “Option Units”). The Firm Units and the Option Units, if purchased, are hereinafter collectively called the “Units.” This is to confirm the agreement concerning the purchase by the Underwriters of the Units from the Partnership. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Partnership Agreement or the Prospectus (each as defined herein).

It is understood and agreed to by all parties hereto that the Partnership was formed to acquire, own and operate natural gas transportation, gathering and storage assets and businesses held by Boardwalk Pipelines, LLC, a Delaware limited liability company (“Boardwalk”), as described more particularly in the Prospectus. Boardwalk GP, LP, a Delaware limited partnership (the “General Partner”), will serve as the general partner of the Partnership. Boardwalk GP, LLC, a Delaware limited liability company (“BGL”), will serve as the sole general partner of the General Partner. Boardwalk Pipelines Holding Corp., a Delaware

corporation (“BPHC”), will be the sole member of BGL and will be the sole limited partner of the General Partner. BPHC is a direct subsidiary of Loews Corporation, a Delaware corporation (“Loews”). BPHC will also be a limited partner of the Partnership.

Prior to the date hereof, the following transactions occurred:

(a) BPHC formed BGL, to which BPHC contributed $1,000 in exchange for a 100% membership interest in BGL.

(b) BPHC and BGL formed the General Partner, to which BPHC contributed $999.90 and BGL contributed $0.10 in exchange for a 99.99% limited partner interest and 0.01% general partner interest, respectively, in the General Partner.

(c) BPHC and the General Partner formed the Partnership, to which BPHC contributed $980 and the General Partner contributed $20 in exchange for a 98% limited partner interest and 2% general partner interest, respectively, in the Partnership.

(d) BPHC formed Boardwalk Operating GP, LLC, a Delaware limited liability company (“Operating GP”), to which it contributed $1000 in exchange for a 100% membership interest in Operating GP.

The transactions described in paragraphs (a) through (d) immediately above are referred to herein as the “Prior Transactions.”

On or prior to the First Delivery Date (as defined in Section 4 hereof), the Operating Partnership (as defined below) will enter into a credit facility with a group of institutional lenders providing for a $200 million revolving credit facility (the “Credit Agreement”).

On the First Delivery Date:

(a) Texas Gas Transmission, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Boardwalk (“Texas Gas”) will distribute to Boardwalk cash, accounts receivable and other working capital assets (the “Texas Gas Working Capital Assets”) estimated to be approximately $             million.

(b) GS Pipeline Company, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Boardwalk (“Gulf South GP”) will distribute to Boardwalk cash, accounts receivable and other working capital assets (the “Gulf South GP Working Capital Assets”) estimated to be approximately $             million.

(c) Gulf South Pipeline Company, LP, a Delaware limited partnership and a direct and indirect wholly owned subsidiary of Boardwalk (“Gulf South”) will distribute to Boardwalk cash, accounts receivable and other working capital assets (the “Gulf South Working Capital Assets”) estimated to be approximately $             million.

(d) Boardwalk will distribute to BPHC the Texas Gas Working Capital Assets, the Gulf South GP Working Capital Assets and the Gulf South Working Capital Assets.

On the First Delivery Date, BPHC, the General Partner, the Partnership, Boardwalk, BGL and Operating GP will enter into a Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”) pursuant to which the following transactions will occur on the First Delivery Date, unless otherwise noted:

(a) BPHC will contribute to Operating GP, as a capital contribution, a 0.001% membership interest in Boardwalk.

(b) Boardwalk will file articles of conversion and convert to a Delaware limited partnership named Boardwalk Pipelines, LP (the “Operating Partnership”), designating Operating GP and BPHC as the 0.001% general partner and 99.999% limited partner, respectively, of the Operating Partnership.

(c) BPHC will contribute to the General Partner, as a capital contribution, a limited partner interest in the Operating Partnership having an aggregate value equal to 2% of the equity value of the Partnership.

(d) The General Partner will contribute to the Partnership its limited partner interest in the Operating Partnership in exchange for (i) a continuation of its 2% general partner interest in the Partnership and (ii) the Incentive Distribution Rights (as defined in the agreement of limited partnership of the Partnership, as amended).

(e) BPHC will contribute to the Partnership its membership interest in Operating GP and the remainder of its limited partnership interest in the Operating Partnership in exchange for (i) 33,093,878 subordinated units (“Subordinated Units”) representing a 32.0% limited partner interest in the Partnership, (ii) 53,256,122 Common Units representing a 51.5% limited partner interest in the Partnership, (iii) the right to receive $42.1 million as reimbursement for certain capital expenditures incurred in connection with Boardwalk’s acquisition of Gulf South GP and Gulf South and (iv) the assumption by the Partnership of $250 million in debt owed by BPHC to Loews and incurred in connection with Boardwalk’s acquisition of Gulf South GP and Gulf South.

(f) The public, through the Underwriters, will contribute to the Partnership $292.5 million (the “Offering Proceeds”) in cash in exchange for 15,000,000 Common Units representing a 14.5% limited partner interest in the Partnership.

(g) The Partnership will use the Offering Proceeds to (i) pay the underwriting discounts and commissions and structuring fees, (ii) repay the $250 million in debt owed to Loews and assumed from BPHC, (iii) provide approximately $21.4 million of working capital and (iv) pay transaction expenses estimated to be approximately $2.4 million.

(h) The Partnership will borrow $42.1 million under the Credit Agreement and distribute the proceeds to BPHC as reimbursement for certain capital expenditures incurred by BPHC in connection with Boardwalk’s acquisition of Gulf South GP and Gulf South.

(i) The agreements of limited partnership and limited liability company agreements of certain of the aforementioned entities will be amended and restated to the extent necessary to reflect the foregoing transactions and any other transactions contemplated by the Contribution Agreement.

(j) If the Underwriters exercise their option to purchase any Option Units within 30 days after the First Delivery Date as provided in Section 4 hereof, the Partnership will use the net proceeds from the sale of such Option Units to repay a portion or all of the amount borrowed under the Credit Agreement as described in paragraph (h) above.

The transactions described in paragraphs (a) through (j) immediately above are referred to herein as the “Subsequent Transactions” and, together with the Prior Transactions, the “Transactions.”

Each of Operating GP, the Operating Partnership, Texas Gas, Gulf South GP and Gulf South is sometimes referred to herein as a “Subsidiary,” and they are sometimes collectively referred to herein as the “Subsidiaries.” BGL, the General Partner, the Partnership, Boardwalk (prior to its conversion to the Operating Partnership), Operating GP, the Operating Partnership (upon its conversion from Boardwalk), Texas Gas, Gulf South GP and Gulf South are sometimes collectively referred to herein as the “Partnership Entities.” The Partnership Entities, together with BPHC, are sometimes collectively referred to herein as the “BPHC Parties.” The BPHC Parties, together with Loews, are sometimes collectively referred to herein as the “Loews Entities.”

As part of the offering contemplated by this Agreement, Citigroup Global Markets Inc. has agreed to reserve out of the Firm Units set forth opposite its name on the Schedule 1 to this Agreement, up to 750,000 Common Units, for sale to employees of and persons having business relationships with Loews (collectively, “Participants”), as set forth in the Prospectus under the heading “Underwriting” (the “Directed Unit Program”). The Common Units to be sold by Citigroup Global Markets Inc. pursuant to the Directed Unit Program (the “Directed Units”) will be sold by Citigroup Global Markets Inc. pursuant to this Agreement at the public offering price. Any Directed Units not orally confirmed for purchase by any Participants by 7:30 A.M. New York City time on the business day following the date on which this Agreement is executed will be offered to the public by Citigroup Global Markets Inc. as set forth in the Prospectus.

1. Representations, Warranties and Agreements of the BPHC Parties. Each BPHC Party jointly and severally represents, warrants and agrees that:

(a) A registration statement on Form S-1 (File No. 333-127578) with respect to the Units has (i) been prepared by the Partnership in conformity with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder, (ii) been filed with the Commission under the Securities Act and (iii) become effective under the Securities Act. Copies of such registration statement and each of the amendments thereto have been delivered by the Partnership to the Representatives. As used in this Agreement, “Effective Time” means the date and the time as of which such registration statement, or the most recent post-effective amendment thereto, if any, was declared effective by the Commission; “Effective Date” means the date of the Effective Time; “Preliminary Prospectus” means each prospectus included in such registration statement, or amendment thereto, before it became effective under the Securities Act and any prospectus filed with the Commission by the Partnership with the consent of the Representatives pursuant to Rule 424(a) of the Rules and Regulations; “Registration Statement” means such registration statement, as amended as of the Effective Time, including all information contained in the final prospectus filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations and deemed to be a part of the Registration Statement as of the Effective Time pursuant to Rule 430A of the Rules and Regulations; and “Prospectus” means such final prospectus, as first filed with the Commission pursuant to paragraph (1) or (4) of Rule 424(b) of the Rules and Regulations. If the Partnership has filed an abbreviated registration statement to register additional Common Units pursuant to Rule 462(b) under the Securities Act (the “Rule 462 Registration Statement”), then any reference herein to the term “Registration Statement” shall be deemed to include such Rule 462 Registration Statement. The Commission has not issued any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending the effectiveness of the Registration Statement, and no proceeding for such purpose has been instituted or threatened by the Commission.

(b) The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will, when they become effective or are filed with the Commission and on the applicable Delivery Date (as defined herein), as the case may be, conform, in all material respects to the requirements of the Securities Act and the Rules and Regulations and do not and will not, as of the applicable Effective Date (as to the Registration Statement and any amendment thereto) and as of the applicable filing date and Delivery Date (as defined herein) (as to the Prospectus and any amendment or supplement thereto) contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in the light of the circumstances under which such statements were made); and each of the statements made by the Partnership in the Registration Statement and to be made in the Prospectus and any further amendments or supplements to the Registration Statement or Prospectus, within the coverage of Rule 175(b) of the Rules and Regulations, was made or will be made with a reasonable basis and in good faith, including, but not limited to, any statements in the Prospectus with respect to the anticipated ratio of taxable income to distributions, estimated available cash, future cash distributions and any statements made in support thereof or related thereto under the headings “Cash Distribution Policy and Restrictions on Distributions” and “How We Make Cash Distributions.” Notwithstanding the foregoing, no representation or warranty is made as to information contained in or omitted from the Registration Statement or the Prospectus in reliance upon and in conformity with information furnished to the Partnership in writing by or on behalf of any Underwriter through the Representatives expressly for use therein, which information is specified in Section 8(e) hereof.

(c) BPHC has been duly formed and is validly existing and in good standing as a corporation under the Delaware General Corporation Law (the “DGCL”), has the full corporate power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is, or at each Delivery Date will be, duly registered or qualified to do business as a foreign corporation in each jurisdiction listed opposite its name in Schedule 2 hereto, such jurisdictions being the only jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so register or qualify could not reasonably be expected to (i) have a material adverse effect on the condition (financial or other), results of operations, securityholders’ equity, properties, business or prospects of the Partnership Entities (other than the General Partner), taken as a whole (a “Material Adverse Effect”) or (ii) subject the limited partners of the Partnership to any material liability or disability.

(d) Each of the General Partner, the Partnership and Gulf South has been duly formed and is validly existing and in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), has the full partnership power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is, or at each Delivery Date will be, duly registered or qualified to do business as a foreign limited partnership in each jurisdiction listed opposite its name in Schedule 2 hereto, such jurisdictions being the only jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so register or qualify could not reasonably be expected to (i) have a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(e) As of the First Delivery Date, the Operating Partnership will be duly formed, validly existing and in good standing as a limited partnership under the Delaware LP Act and will have the full partnership power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it will be engaged, and at each Delivery Date, it will be duly registered or qualified to do business as a foreign limited partnership in each jurisdiction listed opposite its name in Schedule 2 hereto, such jurisdictions being the only jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so register or qualify could not reasonably be expected to (i) have a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(f) Each of BGL, Boardwalk, the Operating GP, Texas Gas and Gulf South GP has been duly formed and is validly existing and in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”), has the full limited liability company power and authority necessary to own or hold its properties and assets and to conduct the businesses in which it is engaged, and is, or at each Delivery Date will be, duly registered or qualified to do business as a foreign limited liability company in each jurisdiction listed opposite its name in Schedule 2 hereto, such jurisdictions being the only jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to so register or qualify could not reasonably be expected to (i) have a Material Adverse Effect or (ii) subject the limited partners of the Partnership to any material liability or disability.

(g) Loews owns all of the outstanding shares of capital stock of BPHC; all of such shares of capital stock have been duly and validly authorized and issued and are fully paid and nonassessable.

(h) BPHC owns a 100% limited liability company interest in BGL; such limited liability company interest has been duly and validly authorized and issued in accordance with the limited liability company agreement of BGL (as the same may be amended and restated on or prior to the First Delivery Date, the “BGL LLC Agreement”) and is fully paid (to the extent required under the BGL LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and BPHC owns such limited liability company interest free and clear of all liens, encumbrances, security interests, equities, charges or claims (collectively, “Liens”).

(i) BGL is the sole general partner of the General Partner, with, effective at or prior to the First Delivery Date, a 0.001% general partner interest in the General Partner; such general partner interest has been duly and validly authorized and issued in accordance with the agreement of limited partnership of the General Partner (as the same may be amended and restated on or prior to the First Delivery Date, the “GP Partnership Agreement”); and BGL owns such general partner interest free and clear of all Liens. BPHC is the sole limited partner of the General Partner, with, effective at or prior to the First Delivery Date, a 99.999% limited partner interest in the General Partner; such limited partner interest has been duly and validly authorized and issued in accordance with the GP Partnership Agreement and is fully paid (to the extent required under the GP Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act); and BPHC owns such limited partner interest free and clear of all Liens.

(j) On each Delivery Date, after giving effect to the Transactions, the General Partner will be the sole general partner of the Partnership, with a 2.0% general partner interest in the Partnership; such general partner interest will be duly and validly authorized and issued in accordance with the First Amended and Restated Agreement of Limited Partnership of the Partnership (as the same may be amended and restated on or prior to the First Delivery Date, the “Partnership Agreement”); and the General Partner will own such general partner interest free and clear of all Liens. On each Delivery Date, after giving effect to the Transactions, the General Partner will own all of the Incentive Distribution Rights; all of such Incentive Distribution Rights will be duly and validly authorized and issued in accordance with the Partnership Agreement and fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in the Prospectus under the caption “The Partnership Agreement—Limited Liability”); the General Partner will own all of such Incentive Distribution Rights free and clear of all Liens; and such Incentive Distribution Rights, when issued and delivered in accordance with the Partnership Agreement, will conform to the descriptions thereof contained in the Prospectus.

(k) On the First Delivery Date, after giving effect to the Transactions, BPHC will own 33,093,878 Subordinated Units and 55,256,122 Common Units (the “Sponsor

Units”); all of such Sponsor Units will be duly and validly authorized and issued in accordance with the Partnership Agreement and fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in the Prospectus under the caption “The Partnership Agreement—Limited Liability”); BPHC will own all of such Sponsor Units free and clear of all Liens; and such Sponsor Units, when issued and delivered in accordance with the Partnership Agreement, will conform to the descriptions thereof contained in the Prospectus.

(l) The Units to be issued and sold by the Partnership to the Underwriters hereunder have been duly authorized in accordance with the Partnership Agreement and, when issued and delivered against payment therefor pursuant to this Agreement, will be validly issued in accordance with the Partnership Agreement, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by matters described in the Prospectus under the caption “The Partnership Agreement—Limited Liability”); the Units, when issued and delivered against payment therefor pursuant to this Agreement, will conform to the descriptions thereof contained in the Prospectus; and other than the Sponsor Units owned by BPHC and the Incentive Distribution Rights, the Units to be issued and sold by the Partnership to the Underwriters hereunder will be the only limited partner interests of the Partnership issued and outstanding at each Delivery Date.

(m) On each Delivery Date, after giving effect to the Transactions, the Partnership will own a 100% limited liability company interest in Operating GP; such limited liability company interest will be duly and validly authorized and issued in accordance with the limited liability company agreement of Operating GP (as the same may be amended and restated on or prior to the First Delivery Date, the “Operating GP LLC Agreement”) and fully paid (to the extent required under the Operating GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Partnership will own such limited liability company interest free and clear of all Liens.

(n) On each Delivery Date, after giving effect to the Transactions, Operating GP will be the sole general partner of the Operating Partnership, with a 0.001% general partner interest in the Operating Partnership; such general partner interest will be duly and validly authorized and issued in accordance with the agreement of limited partnership of the Operating Partnership (as the same may be amended and restated on or prior to the First Delivery Date, the “Operating Partnership Agreement”); and Operating GP will own such general partner interest free and clear of all Liens. On each Delivery Date, after giving effect to the Transactions, the Partnership will be the sole limited partner of the Operating Partnership, with a 99.999% limited partner interest in the Operating Partnership; such limited partner interest will be duly and validly authorized and issued in accordance with the Operating Partnership Agreement and fully paid (to the extent required under the Operating Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act); and the Partnership will own such limited partner interest free and clear of all Liens.

(o) On each Delivery Date, after giving effect to the Transactions, the Operating Partnership will own a 100% limited liability company interest in Texas Gas; such limited liability company interest will be duly and validly authorized and issued in accordance with the limited liability company agreement of Texas Gas (as the same may be amended and restated on or prior to the First Delivery Date, the “Texas Gas LLC Agreement”) and fully paid (to the extent required under the Texas Gas LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership will own such limited liability company interest free and clear of all Liens.

(p) On each Delivery Date, after giving effect to the Transactions, the Operating Partnership will own a 100% limited liability company interest in Gulf South GP; such limited liability company interest will be duly and validly authorized and issued in accordance with the limited liability company agreement of Gulf South GP (as the same may be amended and restated on or prior to the First Delivery Date, the “Gulf South GP LLC Agreement”) and fully paid (to the extent required under the Gulf South GP LLC Agreement) and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware LLC Act); and the Operating Partnership will own such limited liability company interest free and clear of all Liens.

(q) Gulf South GP is the sole general partner of Gulf South, with a 1% general partner interest in Gulf South; such general partner interest has been duly and validly authorized and issued in accordance with the agreement of limited partnership of Gulf South (as the same may be amended and restated on or prior to the First Delivery Date, the “Gulf South Partnership Agreement”); and Gulf South GP owns such general partner interest free and clear of all Liens. On each Delivery Date, after giving effect to the Transactions, the Operating Partnership will be the sole limited partner of Gulf South, with a 99% limited partner interest in Gulf South; such limited partner interest will be duly and validly authorized and issued in accordance with the Gulf South Partnership Agreement and fully paid (to the extent required under the Gulf South Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act); and the Operating Partnership will own such limited partner interest free and clear of all Liens.

(r) Other than (i) BGL’s ownership of a 0.001% general partner interest in the General Partner, (ii) the General Partner’s ownership of a 2% general partner interest in the Partnership, (iii) the General Partner’s ownership of all of the Incentive Distribution Rights, (iv) the Partnership’s ownership of a 100% limited liability company interest in Operating GP, (v) the Partnership’s ownership of a 99.999% limited partner interest in the Operating Partnership, (vi) Operating GP’s ownership of a 0.001% general partner interest in the Operating Partnership, (vii) the Operating Partnership’s ownership of a 100% limited liability company interest in Texas Gas, (viii) the Operating Partnership’s ownership of a 100% limited liability company interest in Gulf South GP, (ix) the Operating Partnership’s ownership of a 99% limited partner interest in Gulf South and (x) Gulf South GP’s ownership of a 1% general partner interest in Gulf South, on each Delivery Date, after giving effect to the Transactions, no Partnership Entity will own, directly or indirectly, any equity or short- or long-term debt securities of any corporation, partnership, limited liability company, joint venture, association or other entity; and none of the entities mentioned in the preceding clauses (i) through (x), other than Texas Gas, Gulf South and the Operating Partnership, is a “significant subsidiary” of the Partnership as such term is defined in Rule 405 of the Rules and Regulations.

(s) Except as described in the Prospectus or provided for the Partnership Agreement, there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of any limited partner interests in the Partnership pursuant to any agreement or instrument to which any of the BPHC Parties is a party or by which any one of them may be bound. Except as described in the Prospectus or provided for in the applicable Organization Documents (as defined below), there are no preemptive rights or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of (i) any limited partner interests in the General Partner, the Operating Partnership or Gulf South or (ii) any member interests in BGL, Operating GP, Texas Gas or Gulf South GP pursuant to any agreement or instrument to which any of such entities is a party or by which any one of them may be bound. Except as described in the Prospectus, there are no outstanding options or warrants to purchase (A) any Common Units, Subordinated Units or other interests in the Partnership or (B) any interests in BGL, the General Partner, or the Subsidiaries. “Organization Documents” means, collectively, the GP Partnership Agreement, the Partnership Agreement, the Operating Partnership Agreement, the Gulf South Partnership Agreement, the BGL LLC Agreement, the Operating GP LLC Agreement, the Texas Gas LLC Agreement and the Gulf South GP LLC Agreement, each as amended or restated at or prior to the First Delivery Date.

(t) Except as described in the Prospectus or provided for in the Partnership Agreement, there are no contracts, agreements or understandings between any BPHC Party and any person granting such person the right to require any Partnership Entity to file a registration statement under the Securities Act with respect to any securities of the Partnership Entities owned or to be owned by such person, or to require any Partnership Entity to include such securities in the Units registered pursuant to the Registration Statement or in any securities registered or to be registered pursuant to any other registration statement filed by or required to be filed by any Partnership Entity under the Securities Act.

(u) No BPHC Party has sold or issued any securities that would be integrated with the offering of the Units contemplated by this Agreement pursuant to the Securities Act, the Rules and Regulations or the interpretations thereof by the Commission.

(v) The sale and issuance of the Sponsor Units to BPHC and the issuance and sale of the Incentive Distribution Rights to the General Partner pursuant to the Partnership Agreement are exempt from the registration requirements of the Act and the securities laws of any state having jurisdiction with respect thereto, and no BPHC Party has taken or will take any action that would cause the loss of such exemption.

(w) On each Delivery Date, the Partnership will have all requisite power and authority to issue, sell and deliver (i) the Units, in accordance with and upon the terms and conditions set forth in this Agreement, the Partnership Agreement, the Registration Statement and the Prospectus and (ii) the Sponsor Units and the Incentive Distribution Rights, in accordance with and upon the terms and conditions set forth in the Partnership Agreement and the Contribution Agreement. On each Delivery Date, all corporate, partnership or limited liability company action, as the case may be, required to be taken by the Loews Entities or any of their stockholders, members or partners for the authorization, issuance, sale and delivery of the Units, the Sponsor Units and the Incentive Distribution Rights, the execution and delivery by the BPHC Parties of the Operative Agreements (as defined in Section 1(bb) hereof) and the consummation of the transactions (including the Transactions) contemplated by this Agreement and the Operative Agreements, shall have been validly taken.

(x) This Agreement has been duly and validly authorized, executed and delivered by the BPHC Parties.

(y) None of the offering, issuance and sale by the Partnership of the Units and the application of the proceeds therefrom as described under the caption “Use of Proceeds” in the Prospectus, the execution, delivery and performance of this Agreement or the Operative Agreements (as defined herein) by the Loews Entities that are parties thereto, or the consummation of the transactions contemplated hereby and thereby (including the Transactions) (i) conflicts or will conflict with, or constitutes or will constitute a violation of, the certificate or agreement of limited partnership, limited liability company agreement, certificate or articles of incorporation, bylaws or other organizational documents of any Loews Entity, (ii) conflicts or will conflict with, or constitutes or will constitute a breach or violation of or a default under (or an event that, with notice or lapse of time or both, would constitute such a breach, violation or default), any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which any of the Loews Entities is a party, by which any of them is bound or to which any of their respective properties or assets is subject, (iii) violates or will violate any statute, law, ordinance, regulation, order, judgment, decree or injunction of any court or governmental agency or body to which any of the Loews Entities or any of their respective properties or assets may be subject or (iv) will result in the creation or imposition of any Lien upon any property or assets of any Loews Entity, which conflicts, breaches, violations, defaults or Liens, in the case of clauses (ii), (iii) or (iv), would, individually or in the aggregate, have a Material Adverse Effect.

(z) Except for the registration of the Units under the Securities Act and such consents, approvals, authorizations, registrations or qualifications as may be required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and applicable state securities laws in connection with the purchase and sale of the Units by the Underwriters, no consent, approval, authorization or order of, or filing or registration with, any court or governmental agency or body to which any of the BPHC Parties or any of their respective properties or assets is subject is required for the execution, delivery and performance of this Agreement or the Operative Agreements (as defined herein) by the BPHC Parties that are parties thereto, the consummation of the transactions contemplated hereby and thereby (including the Transactions) and the application of the proceeds from the sale of the Units as described under the caption “Use of Proceeds” in the Prospectus.

(aa) Each of the Services Agreements to which Texas Gas, Gulf South and Boardwalk, respectively, are parties has been duly authorized, executed and delivered by the respective BPHC Party party thereto and is a valid and legally binding agreement of each such BPHC Party, enforceable against each such BPHC Party in accordance with its terms.

(bb) On or before the First Delivery Date:

(i) The Contribution Agreement will have been duly authorized, executed and delivered by each party thereto, and will be a valid and legally binding agreement of each party thereto, enforceable against such party in accordance with its terms;

(ii) The BGL LLC Agreement will have been duly authorized, executed and delivered by BPHC and will be a valid and legally binding agreement of BPHC, enforceable against BPHC in accordance with its terms;

(iii) The GP Partnership Agreement will have been duly authorized, executed and delivered by each of BPHC and BGL and will be a valid and legally binding agreement of each of BPHC and BGL, enforceable against each of BPHC and BGL in accordance with its terms;

(iv) The Partnership Agreement will have been duly authorized, executed and delivered by each of the General Partner and BPHC, and will be a valid and legally binding agreement of each of the General Partner and BPHC, enforceable against each of the General Partner and BPHC in accordance with its terms;

(v) The Operating GP LLC Agreement will have been duly authorized, executed and delivered by the Partnership and will be a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

(vi) The Operating Partnership Agreement will have been duly authorized, executed and delivered by each of the Partnership and Operating GP and will be a valid and legally binding agreement of each of the Partnership and Operating GP, enforceable against each of the Partnership and Operating GP in accordance with its terms;

(vii) The Texas Gas LLC Agreement will have been duly authorized, executed and delivered by the Operating Partnership and will be a valid and legally binding agreement of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms;

(viii) The Gulf South GP LLC Agreement will have been duly authorized, executed and delivered by the Operating Partnership and will be a valid and legally binding agreement of the Operating Partnership, enforceable against the Operating Partnership in accordance with its terms;

(ix) The Gulf South Partnership Agreement will have been duly authorized, executed and delivered by each of the Operating Partnership and Gulf South GP and will be a valid and legally binding agreement of each of the Operating Partnership and Gulf South GP, enforceable against each of the Operating Partnership and Gulf South GP in accordance with its terms; and

(x) The Credit Agreement will have been duly authorized, executed and delivered by the Partnership and will be a valid and legally binding agreement of the Partnership, enforceable against the Partnership in accordance with its terms;

provided that, with respect to each agreement described in this Section 1(bb), the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided, further, that the indemnity, contribution and exoneration provisions contained in any of such agreements may be limited by applicable laws and public policy. The Organizational Documents, the Credit Agreement and the Contribution Agreement are sometimes collectively referred to herein as the “Operative Agreements.”

(cc) At September 30, 2005, the Partnership would have had, on the consolidated pro forma basis indicated in the Prospectus (and any amendment or supplement thereto), a capitalization as set forth therein. The historical financial statements (including the related notes and supporting schedules) included in the Registration Statement, the Preliminary Prospectus dated October 31, 2005 and the Prospectus (and any amendment or supplement thereto) comply as to form in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly in all material respects the financial position, results of operations and cash flows of the entities purported to be shown thereby on the basis stated therein at the respective dates or for the respective periods to which they apply, and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The selected historical and pro forma information set forth in the Registration Statement, the Preliminary Prospectus dated October 31, 2005 and the Prospectus (and any amendment or supplement thereto) under the captions “Selected Historical Financial and Operating Data” and “Unaudited Pro Forma Consolidated Financial Data” is accurately presented in all material respects and prepared on a basis consistent with the audited and unaudited historical consolidated financial statements and pro forma financial statements from which it has been derived. The pro forma financial statements of the Partnership included in the Registration Statement, the Preliminary Prospectus dated October 31, 2005, and the Prospectus (and any amendment or supplement thereto) have been prepared in all material respects in accordance with the applicable accounting requirements of Article 11 of Regulation S-X of the Commission; the assumptions used in the preparation of such pro forma financial statements are, in the opinion of the management of the Partnership Entities, reasonable; and the pro forma adjustments reflected in such pro forma financial statements have been properly applied to the historical amounts in compilation of such pro forma financial statements and are appropriate to give effect to the transactions and circumstances referred to therein.

(dd) Deloitte & Touche LLP, who have certified certain financial statements of the General Partner, the Partnership, Boardwalk, Texas Gas and Gulf South, whose reports appear in the Prospectus and who have delivered the initial letter referred to in Section 7(h) hereof, are an independent registered public accounting firm as required by the Securities Act and the Rules and Regulations and were such during the periods covered by the financial statements on which they reported. Ernst & Young LLP, who have certified certain financial statements of Gulf South and Texas Gas, whose reports appear in the Prospectus and who have delivered the initial letter referred to in Section 7(h) hereof, are an independent registered public accountant firm as required by the Securities Act and the Rules and Regulations and were such during the periods covered by the financial statements on which they reported.

(ee) The statistical and market-related data included in the Prospectus are based on or derived from sources that the Partnership believes to be reliable and accurate in all material respects.

(ff) On each Delivery Date, after giving effect to the Transactions, each Partnership Entity will have good and indefeasible title to all real property and good title to all personal property contemplated as owned or to be owned by it in the Prospectus or the Operative Agreements, in each case free and clear of all liens, claims, security interests, encumbrances and other defects, except as described in the Prospectus or that would not materially affect the value of such property and would not materially interfere with the use made and proposed to be made of such property as described in the Prospectus. With respect to title to pipeline rights-of-way, none of the BPHC Parties has received any actual notice or claim from any owner of land upon which any pipeline that will be owned by any Subsidiary as of the First Delivery Date as described in the Prospectus is located that such entity does not have sufficient title to enable it to use and occupy the pipeline rights-of-way as they have been used and occupied in the past and are proposed to be used and occupied in the future as described in the Prospectus. On each Delivery Date, after giving effect to the Transactions, all assets held under lease or license by the Partnership Entities will be held under valid, subsisting and enforceable leases or licenses, with such exceptions as are not material and do not materially interfere with the use made and proposed to be made of such assets as they have been used in the past and are proposed to be used in the future as described in the Prospectus. As of the First Delivery Date, the Contribution Agreement will be legally sufficient to transfer to or vest in the Subsidiaries all properties that are, individually or in the aggregate, required to enable the Subsidiaries to conduct their operations (as described in the Prospectus) in all material respects, subject to the conditions, reservations and limitations contained in the Contribution Agreement or described in the Prospectus. The Subsidiaries, upon execution and delivery of the Contribution Agreement, succeeded or will succeed in all material respects to the business, assets, properties, liabilities and operations reflected in the pro forma financial statements of the Partnership included in the Prospectus, except as disclosed in the Prospectus and in the Contribution Agreement.

(gg) Each Partnership Entity carries or is covered by insurance from insurers of recognized financial responsibility in such amounts and covering such risks as is reasonably adequate for the conduct of its business and the value of its properties and as is customary for companies engaged in similar businesses in similar industries. All policies of insurance of each Partnership Entity are in full force and effect; each Partnership Entity is in compliance with the terms of such policies in all material respects; and no Partnership Entity has received notice from any insurer or agent of such insurer that any material capital improvements or other expenditures are required or necessary to be made in order to continue such insurance.

(hh) On each Delivery Date, after giving effect to the Transactions, each Partnership Entity will own or possess adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of its business, and no BPHC Party has any reason to believe that the conduct by any Partnership Entity of its business will conflict in any material respect with, and no BPHC Party has received any notice or claim of conflict with, any such rights of any other person or party.

(ii) Except as described in the Prospectus, there are no legal or governmental proceedings pending to which any BPHC Party is a party or to which any property or asset of any BPHC Party is subject that, if determined adversely to such party, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or a material adverse effect on the performance of this Agreement or the consummation of the transactions contemplated hereby, and to the knowledge of the BPHC Parties, no such proceedings are threatened or contemplated by governmental authorities or others. There are no legal or governmental proceedings pending that are required to be described in the Prospectus that are not so described.

(jj) There are no contracts or other documents that are required to be described in the Prospectus or filed as exhibits to the Registration Statement by the Securities Act or the Rules and Regulations, or that are required to be filed as exhibits to the Registration Statement by the Exchange Act or the rules and regulations promulgated thereunder, that have not been so described in the Prospectus or filed as exhibits to the Registration Statement.

(kk) The statements set forth in the Prospectus under the captions “Summary—The Offering,” “Cash Distribution Policy and Restrictions on Distributions,” “How We Make Cash Distributions,” “Conflicts of Interest and Fiduciary Duties,” “Description of the Common Units” and “The Partnership Agreement,” insofar as they purport to constitute a summary of the terms of the Common Units and the Subordinated Units, and under the caption “Material Tax Consequences,” insofar as they purport to describe the provisions of the laws and documents referred to therein, are fair and accurate summaries in all material respects.

(ll) Except as described in the Prospectus, no labor disturbance by the employees of any Partnership Entity (and to the extent that they perform services on behalf of any Partnership Entity, employees of Loews or BPHC) exists or, to the knowledge of the BPHC Parties, is imminent or threatened that could reasonably be expected to have a Material Adverse Effect.

(mm) Since the date of the latest audited financial statements included in the Prospectus, (i) no Partnership Entity has sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, any labor dispute or any court or governmental action, order or decree, and (ii) there has not been any adverse change in the partners’ capital, members’ equity or short- or long-term debt of any Partnership Entity or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, securityholders’ equity, properties, management, business or prospects of any Partnership Entity, in each case except as could not reasonably be expected to have a Material Adverse Effect or as set forth or contemplated in the Prospectus.

(nn) Each Partnership Entity has filed all tax returns required to be filed through the date hereof, which returns are complete and correct in all material respects, and has paid all taxes shown to be due pursuant to such returns, other than those that (i) if not paid, could not reasonably be expected to have a Material Adverse Effect or (ii) are being contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles.

(oo) From the date as of which information is given in the Prospectus through the date hereof, and except with respect to the Credit Agreement or as may otherwise be disclosed in the Prospectus, none of the BPHC Parties has (i) issued or granted any securities other than those issued in the Prior Transactions, (ii) incurred any liability or obligation, direct or contingent, other than liabilities and obligations that were incurred in the ordinary course of business, (iii) entered into any transaction not in the ordinary course of business or (iv) declared or paid any dividend or distribution on its capital stock or other equity interests.

(pp) Each Partnership Entity (i) makes and keeps accurate books and records and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of such Partnership Entity’s financial statements in conformity with accounting principles generally accepted in the United States and to maintain accountability for its assets, (C) access to such Partnership Entity’s assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for such Partnership Entity’s assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(qq) No relationship, direct or indirect, will exist between or among the Partnership Entities, on the one hand, and the directors, officers, securityholders, customers or suppliers of the Partnership Entities, on the other hand, that is required to be described in the Prospectus that is not so described.

(rr) Each Partnership Entity subject to the Sarbanes-Oxley Act of 2002 is in compliance in all material respects with such act.

(ss) None of the BPHC Parties (i) is in violation of its certificate or agreement of limited partnership, certificate of formation or limited liability company agreement, certificate or articles of incorporation, bylaws or other organizational documents, (ii) is in breach of or default under any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party, by which it is bound or to which any of its properties or assets is subject (and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default), (iii) is in violation of any statute, law, ordinance, rule, regulation, order, judgment, decree or injunction of any court or governmental agency or body to which it or its property or assets may be subject or (iv) has failed to obtain any license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business, except, in the case of clauses (ii) or (iv), as could not reasonably be expected to have a Material Adverse Effect.

(tt) None of the BPHC Parties, nor any of their respective directors, officers, agents, employees or other persons associated with them or acting on their behalf, has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(uu) Except as described in the Prospectus, the Partnership Entities (i) are in compliance with any and all applicable federal, state and local laws, regulations, ordinances, rules, orders, judgments, decrees or other legal requirements relating to the protection of human health and safety, the environment or natural resources or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below) (“Environmental Laws”), (ii) have received, and as necessary maintained, all permits required of them under applicable Environmental Laws to conduct their respective businesses, (iii) are in compliance with all terms and conditions of any such permits and (iv) do not have any liability in connection with the release into the environment of any Hazardous Material, except where such noncompliance with Environmental Laws, failure to receive and maintain required permits, failure to comply with the terms and conditions of such permits or liability in connection with such releases could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The term “Hazardous Material” means (i) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), (ii) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (iii) petroleum or any petroleum product, (iv) any polychlorinated biphenyl and (v) any pollutant, contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law. No Partnership Entity has been named as a “potentially responsible party” under CERCLA or any other similar Environmental Law, except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as described in the Prospectus, no Partnership Entity (i) is a party to any proceeding under Environmental Laws in which a governmental authority is also a party, other than proceedings regarding which it is believed no monetary penalties of $100,000 or more will be imposed, (ii) has received notice of any potential liability for the disposal or release of any Hazardous Material, except where such liability could not reasonably be expected to have a Material Adverse Effect or (iii) anticipates any material capital expenditures relating to Environmental Laws.

(vv) Each Partnership Entity is, and after giving effect to the Transactions will be, in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which any Partnership Entity would have any liability; no Partnership Entity has incurred or expects to incur liability under (i) Title IV of ERISA with respect to the termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); each “pension plan” that is intended to be qualified under Section 401(a) of the Code and for which any Partnership Entity would have any liability is so qualified and nothing has occurred, whether by action or by failure to act, that would cause the loss of such qualification.

(ww) Each Partnership Entity has, or at each Delivery Date will have, such permits, consents, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities (“Permits”) as are necessary to own or lease its properties and to conduct its business in the manner described in the Prospectus, except as disclosed in or specifically contemplated by the Prospectus or except for any failure to have any such Permit that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as described in the Prospectus, each Partnership Entity has, or at each Delivery Date will have, fulfilled and performed all of its material obligations with respect to all such Permits, and no event has occurred that would prevent any such Permit from being renewed or reissued, that allows, or after notice or lapse of time would allow, revocation or termination of any such Permit or that would result in any other impairment of the rights of the holder of any such Permit, except for any such non-renewal, revocation, termination or impairment that could not reasonably be expected to have a Material Adverse Effect.

(xx) No Partnership Entity is, and as of each Delivery Date and after giving effect to the Transactions and the application of the net proceeds therefrom as described under the caption “Use of Proceeds” in the Prospectus, no Partnership Entity will be, (i) an “investment company” as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”), or (ii) a “public utility company,” a “holding company” or a “subsidiary company” of a “holding company” as defined in the Public Utility Holding Company Act of 1935, as amended.

(yy) No Loews Entity has distributed, and prior to the later to occur of any Delivery Date and completion of the distribution of the Units, no Loews Entity will distribute, any offering material in connection with the offering and sale of the Units other than the Preliminary Prospectus and the Prospectus, and, in connection with the Directed Unit Program described in Section 3 hereof, the enrollment materials prepared by Citigroup Global Markets Inc.

(zz) No BPHC Party has taken, nor will any BPHC Party take, directly or indirectly, any action that has constituted, that was designed to cause or result in, or that could reasonably be expected to cause or result in, the stabilization or manipulation of the price of any security of any Partnership Entity to facilitate the sale or resale of the Units.

(aaa) The Units have been approved for listing on the New York Stock Exchange (the “NYSE”), subject only to official notice of issuance.

(bbb) Except for this Agreement, there are no contracts, agreements or understandings between the Partnership and any person that would give rise to a valid claim against the Partnership or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Units contemplated by this Agreement.

(ccc) Each certificate signed by or on behalf of any Partnership Entity and delivered to the Underwriters or counsel for the Underwriters pursuant to this Agreement shall be deemed to be a representation and warranty by each such Partnership Entity to the Underwriters as to the matters covered thereby.

Furthermore, each of the BPHC Parties jointly and severally represents and warrants to Citigroup Global Markets Inc. that (i) the Registration Statement, the Prospectus and any Preliminary Prospectus comply, and any further amendments or supplements thereto will comply, with any applicable laws or regulations of foreign jurisdictions in which the Prospectus or any Preliminary Prospectus, as amended or supplemented, if applicable, are distributed in connection with the Directed Unit Program, and that (ii) no authorization, approval, consent, license, order, registration or qualification of or with any government, governmental instrumentality or court, other than such as have been obtained, is necessary under the securities laws and regulations of foreign jurisdictions in which the Directed Units are offered outside the United States. None of the Loews Entities has offered, or caused the Underwriters to offer, Common Units to any person pursuant to the Directed Unit Program with the specific intent to unlawfully influence (i) a customer or supplier of the Loews Entities to alter the customer’s or supplier’s level or type of business with the Loews Entities, or (ii) a trade journalist or publication to write or publish favorable information about the Loews Entities or their respective products or businesses.

2. Purchase of the Units by the Underwriters.

(a) On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Partnership agrees to sell 15,000,000 Firm Units to the several Underwriters, and each of the Underwriters, severally and not jointly, agrees to purchase the number of Firm Units set forth opposite such Underwriter’s name in Schedule 1 hereto.

(b) In addition, the Partnership grants to the Underwriters an option to purchase up to an additional 2,250,000 Option Units. Such option (the “Option”) is exercisable in the event that the Underwriters sell more than the number of Firm Units in the offering and is exercisable as provided in Section 4 hereof. Each Underwriter agrees, severally and not jointly, to purchase that number of Option Units (subject to such adjustments to eliminate fractional units as the Representatives may determine) that bears the same proportion to the total number of Option Units to be sold on any Delivery Date by the Partnership to the Underwriters pursuant to this Agreement as the number of Firm Units set forth opposite the name of such Underwriter in Schedule 1 hereto bears to 15,000,000 Firm Units.

(c) The price of both the Firm Units and any Option Units shall be $19.50 per Unit.

(d) The Partnership shall not be obligated to deliver any of the Units to be delivered on any Delivery Date except upon payment for all the Units to be purchased on such Delivery Date as provided herein.

3. Offering of Units by the Underwriters. Upon authorization by the Representatives of the release of the Firm Units, the several Underwriters propose to offer the Firm Units for sale upon the terms and conditions set forth in the Prospectus.

4. Delivery of and Payment for the Units.

(a) Delivery of and payment for the Firm Units shall be made at the offices of Vinson & Elkins L.L.P. at 9:00 A.M., New York City time, on the fourth full business day following the date of this Agreement or at such other date, time or place as shall be determined by agreement between the Representatives and the Partnership. This date and time are sometimes referred to herein as the “First Delivery Date.” On the First Delivery Date, the Partnership shall deliver or cause to be delivered the Firm Units to the Representatives for the account of each Underwriter in book entry form through the facilities of The Depository Trust Company against payment to or upon the order of the Partnership of the purchase price by wire transfer in immediately available funds to the account(s) specified by the Partnership. Time shall be of the essence, and delivery of the Firm Units at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder.

(b) The Option granted in Section 2 hereof will expire 30 days after the date of this Agreement; provided, however, that if such date falls on a day that is not a business day, the Option will expire on the next succeeding business day. The Option may be exercised in whole or in part from time to time by written notice to the Partnership by the Representatives. Such notice shall set forth the aggregate number of Option Units as to which the Option is being exercised, the names in which the Option Units are to be registered, the denominations in which the Option Units are to be issued and the date and time, as determined by the Representatives, when the Option Units are to be delivered; provided, however, that such date and time shall not be earlier than the First Delivery Date, earlier than the second business day after the date on which the Option shall have been exercised nor later than the fifth business day after the date on which the Option shall have been exercised. The date and time specified for delivery of any Option Units are sometimes referred to herein as a “Second Delivery Date,” and the First Delivery Date and any Second Delivery Date are sometimes each referred to herein as a “Delivery Date.”

(c) Delivery of and payment for the Option Units shall be made at the place specified in the first sentence of paragraph (a) of this Section 4 (or at such other place as shall be determined by agreement between the Representatives and the Partnership) on the applicable Second Delivery Date. On such Second Delivery Date, the Partnership shall deliver or cause to be delivered the Option Units to the Representatives for the account of each Underwriter in book entry form through the facilities of The Depository Trust Company against payment to or upon the order of the Partnership of the purchase price by wire transfer in immediately available funds to the account(s) specified by the Partnership. Time shall be of the essence, and delivery of the Option Units at the time and place specified pursuant to this Agreement is a further condition of the obligation of each Underwriter hereunder.

5. Further Agreements of the BPHC Parties. Each BPHC Party jointly and separately covenants and agrees with each Underwriter:

(a) (i) To prepare the Prospectus in a form approved by the Representatives and to file such Prospectus pursuant to Rule 424(b) under the Securities Act not later than the Commission’s close of business on the second business day following the execution and delivery of this Agreement or, if applicable, such earlier time as may be required by Rule 430A(a)(3) under the Securities Act; (ii) to make no further amendment or any supplement to the Registration Statement or to the Prospectus except as permitted herein; (iii) to advise the Representatives, promptly after it receives notice thereof, of the time when any amendment to the Registration Statement has been filed or becomes effective or any supplement to the Prospectus or any amended Prospectus has been filed, and to furnish the Representatives with copies thereof; (iv) to advise the Representatives, promptly after it receives notice thereof, (A) of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus, (B) of the suspension of the qualification of the Units for offering or sale in any jurisdiction, (C) of the initiation or threatening of any proceeding for any such purpose or (D) of any request by the Commission for the amending or supplementing of the Registration Statement or the Prospectus or for additional information; and (v) in the event of the issuance of any stop order or of any order preventing or suspending the use of any Preliminary Prospectus or the Prospectus or suspending any such qualification, to use promptly its best efforts to obtain its withdrawal;

(b) To furnish promptly to the Representatives and to counsel for the Underwriters a signed copy of the Registration Statement as originally filed with the Commission and each amendment thereto filed with the Commission, including all consents and exhibits filed therewith;

(c) To deliver promptly to the Representatives such number of copies of the following documents as the Representatives shall reasonably request: (i) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits), (ii) each Preliminary Prospectus, the Prospectus and any amended or supplemented Prospectus and (iii) any document incorporated by reference in the Prospectus (excluding exhibits thereto);

(d) If the delivery of a prospectus is required at any time after the Effective Time in connection with the offering or sale of the Units, and if at such time any event shall have occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it shall be necessary to amend or supplement the Prospectus in order to comply with the Securities Act and/or the Exchange Act, to notify the Representatives and, upon their request, to prepare and furnish without charge to each Underwriter and to any dealer in securities such number of copies as the Representatives may from time to time reasonably request of an amended or supplemented Prospectus which will correct such statement or omission or effect such compliance;

(e) To file promptly with the Commission any amendment to the Registration Statement or the Prospectus or any supplement to the Prospectus that may be requested by the Commission or, in the reasonable judgment of the Partnership or the Representatives, be required by the Securities Act;

(f) Not to (i) file any amendment to the Registration Statement or make any amendment or supplement to the Prospectus or any Prospectus of which the Representatives shall not previously have been advised or to which the Representatives or their counsel shall reasonably object in writing after being so advised or (ii) file, for so long as, in the reasonable opinion of counsel for the Underwriters, a Prospectus is required to be delivered in connection with sales of Units by any Underwriter or dealer, any information, documents or reports pursuant to the Exchange Act without delivering a copy of such information, documents or reports to the Representatives prior to or concurrently with such filing;

(g) As soon as practicable after the Effective Date, to make generally available to the Partnership’s security holders and to deliver to the Representatives an earnings statement of the Partnership (which need not be audited) complying with Section 11(a) of the Securities Act and the Rules and Regulations (including, at the option of the Partnership, Rule 158);

(h) For a period of two years following the Effective Date, to furnish or to make available via the Commission’s Electronic Data, Gathering, Analysis, and Retrieval (EDGAR) System to the Representatives copies of (i) all materials furnished by the Partnership to its unitholders (excluding any periodic income tax reporting materials), (ii) all public reports and (iii) all reports and financial statements furnished by the Partnership to (A) the principal national securities exchange or automated quotation system upon which the Units may be listed pursuant to the requirements of or agreements with such exchange or system and/or (B) the Commission pursuant to the Exchange Act or any rule or regulation of the Commission thereunder;

(i) Promptly from time to time to take such action as the Representatives may reasonably request to qualify the Units for offering and sale under the securities laws of such jurisdictions as the Representatives may request, and to comply with such laws so as to permit, in such jurisdictions, the continuance of the sale of the Units and dealings therein for so long as may be necessary to complete the distribution of the Units; provided, however, that in connection therewith, the Partnership shall not be required to qualify as a foreign limited partnership or to file a general consent to service of process or subject itself to taxation in any jurisdiction;

(j) For a period of 180 days from the date of the Prospectus (the “Lock-Up Period”), not to, directly or indirectly, (i) offer for sale, sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person or entity at any time in the future of) any Common Units or securities convertible into or exercisable or exchangeable for Common Units (other than Units issued pursuant to employee benefit plans, qualified stock option plans or other employee compensation plans existing on the date hereof or pursuant to currently outstanding options, warrants or rights), or sell or grant options, rights or warrants with respect to any Common Units or securities convertible into or exercisable or exchangeable for Common Units (other than the grant of options pursuant to option plans existing on the date hereof), (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of any Common Units, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Units or other securities, in cash or otherwise, (iii) file or cause to be filed a registration statement (except for a registration statement on Form S-8) with respect to any Common Units, securities convertible into or exercisable or exchangeable for Common Units or any other securities of the Partnership or (iv) publicly disclose the intention to do any of the foregoing, in each case without the prior written consent of the Representatives on behalf of the Underwriters;

Notwithstanding the foregoing paragraph, if (A) during the last 17 days of the Lock-Up Period, the Partnership issues an earnings release or material news or a material event relating to the Partnership Entities occurs or (B) prior to the expiration of the Lock-Up Period, the Partnership announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed in the foregoing paragraph shall continue to apply until the expiration of the 18-day period beginning on the date of the issuance of the earnings release, the announcement of the material news or the occurrence of the material event, unless the Representatives, on behalf of the Underwriters, waive such extension in writing;

(k) To cause each securityholder, executive officer and director of the Partnership Entities listed in Schedule 3 hereto to furnish to the Representatives, prior to the First Delivery Date, a letter in the form of Exhibit A hereto (each a “Lock-Up Agreement”);

(l) In connection with the Directed Unit Program, the Loews Entities will ensure that the Directed Units will be restricted to the extent required by the National Association of Securities Dealers, Inc. (the “NASD”) or the NASD rules from sale, transfer, assignment, pledge or hypothecation for a period of three months following the date of the effectiveness of the Registration Statement. Citigroup Global Markets Inc. will notify the Partnership as to which Participants will need to be so restricted. The Partnership will direct the removal of such transfer restrictions upon the expiration of such period of time.

(m) To apply the net proceeds from the offering of the Units and the borrowings under the Credit Agreement as set forth in the Prospectus; and

(n) To take such steps as shall be necessary to ensure that no Partnership Entity shall become an “investment company” within the meaning of such term under the Investment Company Act.

Furthermore, the BPHC Parties covenant with Citigroup Global Markets Inc. that the Loews Entities will comply with all applicable securities and other applicable laws, rules and regulations in each foreign jurisdiction in which the Directed Unit are offered in connection with the Directed Unit Program.

6. Expenses. The BPHC Parties agree, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated, to pay all costs, expenses, fees and taxes incident or relating to or in connection with (a) the authorization, issuance, sale and delivery of the Units and any stamp duties or other taxes payable in that connection and the preparation and printing of certificates for the Units; (b) the preparation, printing and filing under the Securities Act of the Registration Statement and any amendments and exhibits thereto, any Preliminary Prospectus, the Prospectus and any amendment or supplement to the Prospectus; (c) the distribution of the Registration Statement as originally filed and any amendments and exhibits thereto, any Preliminary Prospectus, the Prospectus and any amendment or supplement to the Prospectus, all as provided in this Agreement; (d) the production and distribution of this Agreement, any supplemental agreement among the Underwriters and any other related documents in connection with the offering, purchase, sale and delivery of the Units; (e) any required review by the NASD of the terms of sale of the Units (including related fees and expenses of counsel to the Underwriters); (f) the listing of the Units on the NYSE and/or any other exchange; (g) the qualification of the Units under the securities laws of the several jurisdictions as provided in Section 5(i) hereof and the preparation, printing and distribution of a

“blue sky” memorandum (including related fees and expenses of counsel to the Underwriters); (h) any investor presentations on any road show undertaken in connection with the marketing of the Units, including, without limitation, expenses associated with any Internet road show, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Partnership, travel and lodging expenses of the representatives and officers of the Partnership and any such consultants, and the cost of any aircraft chartered in connection with any road show; and (i) the performance of all other obligations of the BPHC Parties under this Agreement; provided that, except as provided in this Section 6 and in Section 11 hereof, the Underwriters shall pay their own costs and expenses, including the costs and expenses of their counsel, any transfer taxes on the Units that they may sell and the expenses of advertising any offering of the Units made by the Underwriters.

In addition, the Partnership Entities agree to pay (i) all fees and disbursements of counsel incurred by the Underwriters in connection with the Directed Unit Program, (ii) all costs and expenses incurred by the Underwriters in connection with the printing (or reproduction) and delivery (including postage, air freight charges and charges for counting and packaging) of copies of the Directed Unit Program materials and (iii) all stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Directed Unit Program.

Furthermore, the Underwriters agree to reimburse the Partnership for certain of the Partnership’s actual expenses relating to the transactions contemplated hereby in an amount up to $600,000.

7. Conditions of Underwriters’ Obligations. The respective obligations of the Underwriters hereunder are subject to the accuracy, when made and on each Delivery Date, of the representations and warranties of the BPHC Parties contained herein, to the performance by the BPHC Parties of their respective obligations hereunder, and to each of the following additional terms and conditions:

(a) The Prospectus shall have been timely filed with the Commission in accordance with Section 5(a) hereof; no stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the Commission; and any request of the Commission for inclusion of additional information in the Registration Statement or the Prospectus or otherwise shall have been disclosed to the Representatives and complied with to their satisfaction.

(b) [Reserved]

(c) No Underwriter shall have discovered and disclosed to the Partnership on or prior to such Delivery Date that the Registration Statement, the Prospectus or any amendment or supplement thereto contains an untrue statement of a fact that, in the reasonable opinion of Andrews Kurth LLP, counsel for the Underwriters, is material or omits to state a fact that, in the reasonable opinion of such counsel, is material and is required to be stated therein or is necessary to make the statements therein not misleading

(in the case of the Prospectus, in the light of the circumstances under which such statements were made).

(d) All corporate, partnership and limited liability company proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the Units, the Registration Statement and the Prospectus, and all other legal matters relating to this Agreement, the transactions contemplated hereby and the Transactions, shall be reasonably satisfactory in all material respects to counsel for the Underwriters, and the BPHC Parties shall have furnished to such counsel all documents and information that such counsel may reasonably request to enable them to pass upon such matters.

(e) On each Delivery Date, the Representatives shall have received from Vinson & Elkins L.L.P., counsel to the BPHC Parties, their written opinion, addressed to the Underwriters and dated such Delivery Date, with respect to the matters set forth in Exhibit B to this Agreement and in form and substance reasonably satisfactory to the Representatives.

(f) On each Delivery Date, the Representatives shall have received from W. Douglas Field, counsel to the Partnership, his written opinion, addressed to the Underwriters and dated such Delivery Date, with respect to the matters set forth in Exhibit C to this Agreement and in form and substance reasonably satisfactory to the Representatives.

(g) On each Delivery Date, the Representatives shall have received from each of Vinson & Elkins, L.L.P., Texas counsel to the BPHC Parties, Correrro & Fishman LLP, Louisiana counsel to the BPHC Parties, Forman Perry LLP, Mississippi counsel to the BPHC Parties, Waller Lansden Dortch & Davis PLLC, Tennessee counsel to the BPHC Parties, Wyatt, Tarrant & Combs LLP, Kentucky counsel to the BPHC Parties, and Ice Miller, Indiana counsel to the BPHC Parties, their written opinion, addressed to the Underwriters and dated such Delivery Date, with respect to the matters set forth in Exhibit D to this Agreement and in form and substance reasonably satisfactory to the Representatives.

(h) On each Delivery Date, the Representatives shall have received from Andrews Kurth LLP, counsel for the Underwriters, such opinion or opinions, addressed to the Underwriters and dated such Delivery Date, with respect to the issuance and sale of the Units, the Registration Statement, the Prospectus and other related matters as the Representatives may reasonably require, and the BPHC Parties shall have furnished to Andrews Kurth LLP such documents as they may reasonably request for the purpose of enabling them to pass upon such matters.

(i) On or prior to the First Delivery Date, the Representatives shall have received from Vinson & Elkins L.L.P., counsel to the BPHC Parties, a copy of their written opinion, addressed to the lenders under the Credit Facility, which opinion shall specify that the Representatives are entitled to rely on such opinion as if it were addressed to them.

(j) At the time of execution of this Agreement, the Representatives shall have received from each of Deloitte & Touche LLP and Ernst & Young LLP a letter (each, an “initial letter”) addressed to the Underwriters and dated the date hereof, in form and substance satisfactory to the Representatives, (i) confirming that they are independent public accounting firms within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (the “PCAOB”) and (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date hereof), their conclusions and findings with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to underwriters in connection with registered public offerings.

(k) On each Delivery Date, the Representatives shall have received from each of Deloitte & Touche LLP and Ernst & Young LLP a letter (each, a “bring-down letter”) addressed to the Underwriters and dated such Delivery Date, in form and substance satisfactory to the Representatives, (i) confirming that they are independent registered public accounting firms within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the PCAOB, (ii) stating, as of the date of such bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Prospectus, as of a date not more than three days prior to the date of such bring-down letter), their conclusions and findings with respect to the financial information and other matters covered by their initial letter and (iii) confirming in all material respects the conclusions and findings set forth in their initial letter.

(l) On each Delivery Date, the Representatives shall have received from the BGL a certificate, dated such Delivery Date and executed by its Chairman of the Board, its President or any of its Vice Presidents and its Chief Financial Officer, stating that:

(i) The representations, warranties and agreements of the BPHC Parties contained in this Agreement are true and correct as of such Delivery Date, and the BPHC Parties have performed and complied with all their covenants and agreements, and satisfied all conditions, under this Agreement at or prior to such Delivery Date;

(ii) No stop order suspending the effectiveness of the Registration Statement has been issued, and no proceedings for that purpose have been instituted or, to their knowledge, threatened; and

(iii) They have carefully examined the Registration Statement and the Prospectus and, in their opinion, (A) the Registration Statement, as of the Effective Time, and the Prospectus, as of its date and as of such Delivery Date, did not and do not contain any untrue statement of a material fact and did not and do not omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus, in the light of the circumstances under which such statements were made) and (B) since the Effective Time, no event has occurred that should have been set forth in a supplement or amendment to the Registration Statement or the Prospectus that has not been so set forth.

(m) Since the date of the latest audited financial statements included in the Prospectus (exclusive of any amendment or supplement thereto after the date hereof), (i) no Partnership Entity shall have sustained any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, any labor dispute or any court or governmental action, order or decree, otherwise than as set forth or contemplated in the Prospectus, (ii) no Partnership Entity shall have become a party to or the subject of any litigation or court or governmental action, investigation, order or decree that is adverse to any Partnership Entity and (iii) there shall not have been any adverse change in the partners’ capital, members’ equity or short- or long-term debt of any Partnership Entity or any adverse change, or any development involving a prospective adverse change, in or affecting the condition (financial or otherwise), results of operations, securityholders’ equity, properties, management, business or prospects of any Partnership Entity, otherwise than as set forth or contemplated in the Prospectus, the effect of which, in any such case, is, in the judgment of the Representatives, so material and adverse as to make it impracticable or inadvisable to proceed with the public offering or delivery of the Units being delivered on such Delivery Date on the terms and in the manner contemplated herein and in the Prospectus.

(n) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the NYSE or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Partnership or any other Loews Entity on any exchange or in the over-the-counter market, shall have been suspended or materially limited, the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by federal or state authorities, (iii) the United States shall have become engaged in hostilities, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) a material adverse change in general economic, political or financial conditions, including, without limitation, changes resulting from terrorist activities or any other calamity or crisis after the date hereof or from the effect of international conditions on the financial markets in the United States, that would make it, in the judgment of the Representatives, impracticable or inadvisable to proceed with the public offering or delivery of the Units being delivered on such Delivery Date on the terms and in the manner contemplated herein and in the Prospectus.

(o) Subsequent to the execution and delivery of this Agreement, if any debt securities of any of the Partnership Entities are rated by any “nationally recognized statistical rating organization,” as such term is defined by the Commission for purposes of Rule 436(g)(2) of the Rules and Regulations, (i) no downgrading shall have occurred in the rating accorded such debt securities and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any securities of any of the Partnership Entities; provided, however, that this paragraph (o) shall not apply to any downgrade contemplated by an existing notice of surveillance or review.

(p) The NYSE shall have approved the Units for listing, subject only to official notice of issuance.

(q) The Lock-Up Agreements between the Representatives and the securityholders, executive officers and directors of the Partnership Entities listed in Schedule 3 hereto shall have been delivered to the Representatives on or before the date hereof.

(r) The Representatives shall have received from the BPHC Parties such additional documents and certificates as the Representatives or counsel for the Underwriters may reasonably request.

(s) The Representatives shall have received evidence satisfactory to them that each of the Transactions (other than the offering of the Units), including the closing of the borrowings under the Credit Agreement, has occurred or will occur as of the First Delivery Date on substantially the terms described in the Prospectus.

All opinions, letters, documents, evidence and certificates mentioned above or elsewhere in this Agreement shall be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriters.

8. Indemnification and Contribution.

(a) The BPHC Parties, jointly and severally, shall indemnify and hold harmless each Underwriter, each of such Underwriter’s directors, officers, managers and employees and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of Units), to which such Underwriter, director, officer, manager, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement thereto (in the case of any Preliminary Prospectus or the Prospectus, in the light of the circumstances under which such statements were made), (B) any “blue sky” application or other document prepared or executed by the Partnership (or based upon any written information furnished by the Partnership for use therein) specifically for the purpose of qualifying any or all of the Units under the securities laws of any state or other jurisdiction (any such application, document or information, a “Blue Sky Application”) or (C) any materials or information provided to investors by, or with the written approval of, the Partnership in connection with the marketing of the offering of the Units (“Marketing Materials”), including any road show or investor presentations made to investors by the Partnership (whether in person or electronically), (ii) the omission or alleged omission to state in the Registration Statement, any amendment or supplement thereto, any Blue Sky Application or any Marketing Materials any material fact required to be stated therein or necessary to make the statements therein not misleading, (iii) the omission or alleged omission to state in any Preliminary Prospectus, the Prospectus or any amendment or supplement thereto any material fact necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading or (iv) any act or failure to act or any alleged act or failure to act by any Underwriter in connection with, or relating in any manner to, the Units or the offering contemplated hereby, and that is included as part of, or referred to, in any loss, claim, damage, liability or action arising out of or based upon matters covered by clauses (i), (ii) or (iii) above (provided that the BPHC Parties shall not be liable under this clause (iv) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such act or failure to act undertaken or omitted to be taken by such Underwriter through its gross negligence or willful misconduct), and shall reimburse each such Underwriter, director, officer, manager, employee and controlling person promptly upon demand for any legal or other expenses reasonably incurred by such Underwriter, director, officer, manager, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the BPHC Parties shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement, alleged untrue statement, omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Prospectus, any amendment or supplement thereto in reliance upon and in conformity with written information concerning such Underwriter furnished to the Partnership through the Representatives by or on behalf of such Underwriter specifically for inclusion therein, which information consists solely of the information specified in Section 8(e) hereof and provided further, that this paragraph (a) with respect to any Preliminary Prospectus shall not inure to the benefit of any Underwriter (or any person controlling such Underwriter) on account of any loss, claim, damage, liability or action arising from the sale of Units to any person by such Underwriter if such Underwriter failed to send or give a copy of the Prospectus, as the same may be amended or supplemented, to such person within the time required by the Securities Act and the Rules and Regulations, and the untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact in the Preliminary Prospectus was corrected in the Prospectus, unless such failure to deliver the Prospectus resulted from non-compliance by the Partnership with Sections 5(c) or 5(d) hereof. The foregoing indemnity agreement is in addition to any liability that the BPHC Parties may otherwise have to any Underwriter or to any director, officer, manager, employee or controlling person of such Underwriter.

(b) Each Underwriter shall, severally and not jointly, indemnify and hold harmless each BPHC Party, each of such BPHC Party’s directors, officers, managers and employees and each person, if any, who controls such BPHC Party within the meaning of Section 15 of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which such BPHC Party, director, officer, manager, employee or controlling person may become subject, under the

Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in (A) the Registration Statement, any Preliminary Prospectus, the Prospectus or any amendment or supplement thereto or (B) any Marketing Materials, (ii) the omission or alleged omission to state in the Registration Statement, any amendment or supplement thereto, or any Marketing Materials any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) the omission or alleged omission to state in any Preliminary Prospectus, the Prospectus or any amendment or supplement thereto any material fact necessary to make the statements therein, in the light of the circumstances under which such statements were made, not misleading, but in each case only to the extent that the untrue statement, alleged untrue statement, omission or alleged omission was made in reliance upon and in conformity with written information concerning such Underwriter furnished to the Partnership through the Representatives by or on behalf of such Underwriter specifically for inclusion therein, which information consists solely of the information specified in Section 8(e) hereof, and shall reimburse each such BPHC Party, director, officer, manager, employee and controlling person for any legal or other expenses reasonably incurred by such BPHC Party, director, officer, manager, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability that any Underwriter may otherwise have to any BPHC Party or to any director, officer, manager, employee or controlling person of such BPHC Party.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of such claim or the commencement of such action; provided, however, that the failure to so notify the indemnifying party shall not relieve it from any liability that it may have under this Section 8, except to the extent it has been materially prejudiced by such failure, and provided, further, that the failure to so notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and the indemnified party shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, to assume, jointly with any other similarly notified indemnifying party, the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of the indemnifying party’s election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that the Representatives shall have the right to employ counsel to represent jointly the Representatives and those other Underwriters and their respective directors, officers, managers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Underwriters against the BPHC Parties under this Section 8 if (i) the BPHC Parties and the Underwriters shall have so mutually agreed; (ii) the BPHC Parties have failed within a reasonable time to retain counsel reasonably satisfactory to the Underwriters; (iii) the Underwriters and their respective directors, officers, managers, employees and controlling persons shall have reasonably concluded that there may be legal defenses available to them that are different from or in addition to those available to the BPHC Parties; or (iv) the named parties in any such proceeding (including any impleaded parties) include both the Underwriters or their respective directors, officers, managers, employees or controlling persons, on the one hand, and the BPHC Parties or their respective directors, managers, officers, employees or controlling persons, on the other hand, and representation of both sets of parties by the same counsel would be inappropriate due to actual or potential differing interests between them, and in such event the fees and expenses of such separate counsel shall be paid by the BPHC Parties. No indemnifying party shall (i) without the prior written consent of the indemnified parties, which consent shall not be unreasonably withheld, settle, compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not such indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each such indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fact or admissions of fault or culpability as to such indemnified party or (ii) be liable for any settlement of any such claim, action, suit or proceeding effected without its written consent, which consent shall not be unreasonably withheld; provided that if such claim, action, suit or proceeding be settled with the consent of the indemnifying party, or if there be a final judgment for the plaintiff in any such claim, action, suit or proceeding, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding anything contained herein to the contrary, if indemnity may be sought pursuant to Section 8(f) hereof in respect of such action or proceeding, then in addition to such separate firm for the indemnified parties, the indemnifying party shall be liable for the reasonable fees and expenses of not more than one separate firm (in addition to any local counsel) for Citigroup Global Markets Inc., the directors, officers, managers, employees and agents of Citigroup Global Markets Inc., and all persons, if any, who control Citigroup Global Markets Inc. within the meaning of either the Securities Act or the Exchange Act for the defense of any losses, claims, damages and liabilities arising out of the Directed Unit Program.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a), 8(b) or 8(f) hereof in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the BPHC Parties, on the one hand, and the Underwriters, on the other hand, from the offering of the Units or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the BPHC Parties, on the one hand, and the Underwriters, on the other hand, with respect to the statements or omissions that resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the BPHC Parties, on the one hand, and the Underwriters, on the other hand, with respect to the offering of the Units shall be deemed to be in the same proportion as the total net proceeds received by the Partnership from the offering of the Units purchased under this Agreement (before deducting expenses), as set forth in the table on the cover page of the Prospectus, on the one hand, and the total underwriting discounts and commissions received by the Underwriters with respect to the Units purchased under this Agreement, as set forth in the table on the cover page of the Prospectus, on the other hand, bear to the total gross proceeds of the offering of the Units under this Agreement, as set forth in the table on the cover page of the Prospectus. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the BPHC Parties or the Underwriters, to the intent of the parties and to their relative knowledge, access to information and opportunity to correct or prevent such statement or omission. The BPHC Parties and the Underwriters agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation that does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending or preparing to defend any such action or claim. Notwithstanding the provisions of this Section 8(d), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Units underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages that such Underwriter has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective underwriting obligations and not joint.

(e) The Underwriters severally confirm and the BPHC Parties acknowledge that the table of Underwriters on page [147], the second full paragraph under the heading “Commissions and Expenses” on page [147], the information under the heading “Offering Price Determination” on page [148], the first sentence under the heading “Stabilization, Short Positions and Penalty Bids” on page [149] and the information under the heading “Discretionary Sales” on page [150], in each case appearing under the caption “Underwriting” in the Prospectus, are correct and constitute the only information concerning such Underwriters furnished in writing to the Partnership by or on behalf of the Underwriters specifically for inclusion in the Registration Statement and the Prospectus.

(f) The BPHC Parties, jointly and severally, agree to indemnify and hold harmless Citigroup Global Markets Inc., the directors, officers, managers, employees and agents of Citigroup Global Markets Inc. and each person who controls Citigroup Global Markets Inc. within the meaning of either the Securities Act or the Exchange Act (the “Citigroup Entities”) from and against any and all losses, claims, damages and liabilities to which they may become subject under the Securities Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim), insofar as such losses, claims damages or liabilities (or actions in respect thereof) (i) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in any material prepared by or with the approval of any BPHC Party for distribution to Participants in the Directed Unit Program in connection with the Directed Unit Program or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of the Prospectus or any Preliminary Prospectus, in the light of the circumstances under which such statements were made), (ii) are caused by the failure of any Participant to pay for and accept delivery of the securities that, immediately following the Effective Time of the Registration Statement, were subject to a properly confirmed agreement to purchase; or (iii) relate to or arise out of or in connection with the Directed Unit Program, except that this clause (iii) shall not apply to the extent that such loss, claim, damage or liability is finally judicially determined to have resulted primarily from the bad faith, gross negligence or willful misconduct of the Citigroup Entities.

9. Defaulting Underwriters. If, on any Delivery Date, any Underwriter defaults in the performance of its obligations under this Agreement, each remaining non-defaulting Underwriter shall be obligated to purchase the Units that the defaulting Underwriter or Underwriters agreed but failed to purchase on such Delivery Date in the proportion that the number of Firm Units set forth opposite the name of such remaining non-defaulting Underwriter in Schedule 1 hereto bears to the total number of Firm Units set forth opposite the names of all the remaining non-defaulting Underwriters in Schedule 1 hereto; provided, however, that no remaining non-defaulting Underwriter shall be obligated to purchase any Units that the defaulting Underwriter or Underwriters agreed but failed to purchase on such Delivery Date if the total number of such Units exceeds 9.09% of the total number of Units to be purchased on such Delivery Date, and no remaining non-defaulting Underwriter shall be obligated to purchase more than 110% of the number of Units that it agreed to purchase on such Delivery Date pursuant to the terms of Section 2 hereof. If the foregoing maximums are exceeded, the remaining non-defaulting Underwriters, or those other underwriters satisfactory to the Representatives who so agree, shall have the right, but not the obligation, to purchase, in such proportion as may be agreed upon among them, all Units to be purchased on such Delivery Date. If the remaining non-defaulting Underwriters or other underwriters satisfactory to the Representatives do not elect to purchase the Units that the defaulting Underwriter or Underwriters agreed but failed to purchase on such Delivery Date, this Agreement (or, with respect to any Second Delivery Date, the obligation of the Underwriters to purchase, and of the Partnership to sell, the Option Units) shall terminate without liability on the part of any non-defaulting Underwriters or the BPHC Parties, except that the BPHC Parties will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11 hereof. As used in this Agreement, the term “Underwriter” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule 1 hereto who, pursuant to this Section 9, purchases Units that a defaulting Underwriter agreed but failed to purchase.

Nothing contained herein shall relieve a defaulting Underwriter of any liability it may have to the BPHC Parties for damages caused by its default. If other underwriters are obligated or agree to purchase the Units of a defaulting or withdrawing Underwriter, either the Representatives or the Partnership may postpone the Delivery Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Partnership or counsel for the Underwriters may be necessary in the Registration Statement, the Prospectus or in any other document or arrangement.

10. Termination. The obligations of the Underwriters hereunder may be terminated by the Representatives by notice given to and received by the Partnership prior to delivery of and payment for the Firm Units if, prior to that time, any of the events described in Sections 7(m), 7(n) or 7(o) hereof shall have occurred or if the Underwriters shall decline to purchase the Units for any reason permitted under this Agreement.

11. Reimbursement of Underwriters’ Expenses. If the sale of the Units provided for herein is not consummated because any condition of the Underwriters’ obligations set forth in Section 7 hereof is not satisfied, because of any termination pursuant to Section 10 hereof or because of any refusal, inability or failure on the part of any BPHC Party to perform any agreement herein or comply with any provision hereof (including, without limitation, with respect to the Transactions) other than by reason of a default by any of the Underwriters, the BPHC Parties will reimburse the Underwriters severally through the Representatives on demand for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) that shall have been incurred by them in connection with the proposed purchase and sale of the Units.

12. Research Independence. In addition, the BPHC Parties acknowledge that the Underwriters’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that such Underwriters’ research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Partnership and/or the offering that differ from the views of its investment bankers. Each BPHC Party hereby waives and releases, on its own behalf and on behalf of Loews, to the fullest extent permitted by law, any claims that Loews or such BPHC Party may have against the Underwriters with respect to any conflict of interest that may arise from the fact that the views expressed by their independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to Loews or the BPHC Parties by such Underwriters’ investment banking divisions. The BPHC Parties acknowledge that each of the Underwriters is a full service securities firm and as such, from time to time, subject to applicable securities laws, may effect transactions for its own account or the account of its customers and hold long or short positions in debt or equity securities of the Loews Entities.

13. No Fiduciary Duty. Notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Underwriters, each BPHC Party acknowledges and agrees that in connection with the offering contemplated by this Agreement (the “Offering”): (i) there exists no fiduciary or agency relationship between any Loews Entity, on the one hand, and the Underwriters, on the other hand; (ii) the relationship between the Loews Entities, on the one hand, and the Underwriters, on the other, is entirely and solely commercial and based on arms-length negotiations, and the Underwriters are not acting as advisors, expert or otherwise, to any Loews Entity; (iii) notwithstanding anything in this Agreement to the contrary, the Underwriters may have financial interests in connection with the Offering in addition to the difference between the public offering price and the purchase price paid to the Partnership by the Underwriters for the Units, and the Underwriters have no obligation to disclose, or account to any Loews Entity for, any of such additional financial interests. Each BPHC Party hereby waives and releases, on its own behalf and on behalf of Loews, to the fullest extent permitted by law, any claims that Loews or such BPHC Party may have against the Underwriters with respect to any breach or alleged breach of fiduciary duty in connection with the Offering.

14. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Underwriters, shall be delivered or sent by mail, telex or facsimile transmission to Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel (Fax: (212) 816-7192) and Lehman Brothers Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Syndicate Registration (Fax: (646) 497-4815), and, in the case of any notice pursuant to Section 8(c) hereof, to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, 10th Floor, New York, New York 10022 (Fax: (212) 520-0421);

(b) if to the BPHC Parties, shall be delivered or sent by mail, telex or facsimile transmission to the address of the Partnership set forth in the Registration Statement, Attention: W. Douglas Field (Fax: (270) 688-5874);

provided, however, that any notice to an Underwriter pursuant to Section 8(c) hereof shall be delivered or sent by mail, telex or facsimile transmission to such Underwriter at its address set forth in its acceptance to the Representatives, which address will be supplied to any other party hereto by the Representatives upon request. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The BPHC Parties shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Underwriters by the Representatives.

15. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the BPHC Parties, and their respective successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the BPHC Parties contained in this Agreement shall also be deemed to be for the benefit of the directors, officers, managers and employees of the Underwriters and each person or persons, if any, who control any Underwriter within the meaning of Section 15 of the Securities Act and (b) the indemnity agreement of the Underwriters contained in Section 8(b) hereof shall also be deemed to be for the benefit of the directors of the General Partner, the officers of the General

Partner who have signed the Registration Statement and any person controlling the General Partner within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 15, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein. Notwithstanding anything in this Agreement to the contrary, all liabilities and obligations of the BPHC Parties hereunder shall be non-recourse against any partner (including any limited partner or general partner), stockholder, member, officer, manager, director or employee of any of the BPHC Parties, other than the BPHC Parties in their capacities as such. In that connection, no such partner, stockholder, member, officer, manager, director or employee shall be bound by this Agreement, or be obligated by virtue of this Agreement or the obligations of any party created hereunder to (y) provide funds to any of the BPHC Parties, whether by contributions to capital, loans, returns of monies, securities or other property, or (z) assume any liabilities of any of the BPHC Parties.

16. Survival. The respective indemnities, representations, warranties and agreements of the BPHC Parties and the Underwriters contained in this Agreement or made by or on behalf on them pursuant to this Agreement shall survive the delivery of and payment for the Units and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

17. Definition of the Terms “Business Day” and “Subsidiary.” For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close and (b) “subsidiary” has the meaning set forth in Rule 405 of the Rules and Regulations.

18. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

19. Counterparts. This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

20. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

[Signature pages follow.]

If the foregoing correctly sets forth the agreement among the BPHC Parties and the Underwriters, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

BOARDWALK PIPELINES HOLDING CORP.

By:
Name:
Title:

BOARDWALK GP, LLC

By:
Name:
Title:

BOARDWALK GP, LP

By:
Name:
Title:

BOARDWALK PIPELINE PARTNERS, LP

By:
Name:
Title:

Signature Page to Underwriting Agreement of Boardwalk Pipeline Partners, LP

BOARDWALK OPERATING GP, LLC

By:
Name:
Title:

BOARDWALK PIPELINES, LLC

By:
Name:
Title:

TEXAS GAS TRANSMISSION, LLC

By:
Name:
Title:

GS PIPELINE COMPANY, LLC

By:
Name:
Title:

GULF SOUTH PIPELINE COMPANY, LP

By:
Name:
Title:

Signature Page to Underwriting Agreement of Boardwalk Pipeline Partners, LP

Accepted:

CITIGROUP GLOBAL MARKETS INC.

LEHMAN BROTHERS INC.

For themselves and as Representatives of the several Underwriters listed in Schedule 1 hereto

CITIGROUP GLOBAL MARKETS INC.

By:
Authorized Representative

LEHMAN BROTHERS INC.

By:
Authorized Representative

Signature Page to Underwriting Agreement of Boardwalk Pipeline Partners, LP

SCHEDULE 1

Underwriters	Number of Firm Units
Citigroup Global Markets Inc.
Lehman Brothers Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC
A.G. Edwards & Sons, Inc.
Deutsche Bank Securities Inc.
KeyBanc Capital Markets, A Division of McDonald Investments Inc.
Raymond James & Associates Inc.
RBC Capital Markets Corporation

Total	15,000,000

Schedule 1 – Page 1